Exhibit 99.1

Codorus Valley Bancorp, Inc. Reports Earnings and
Declaration of Cash Dividend

FOR IMMEDIATE RELEASE — York, Pennsylvania (January 17, 2012) -- Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), the parent company of PeoplesBank, today announced preliminary net income available to common shareholders (earnings) of $2,423,000 or $0.58 per share, basic and diluted, for the quarter ended December 31, 2011, compared to the $847,000 or $0.21 per share, basic and diluted, for the quarter ended December 31, 2010. For the full year 2011, net income available to common shareholders was $5,319,000 or $1.28 per share, $1.27 diluted, compared to $5,228,000 or $1.28 per share, basic and diluted, for the year 2010.

The $1,576,000 or 186 percent increase in the fourth quarter earnings for 2011 compared to the fourth quarter of 2010 was the result of an increase in net interest income and decreases in the provision for loan losses and total noninterest expense, which more than offset an increase in income tax expense. Explanations for these increases and decreases are similar to those provided for the annual earnings comparison in the paragraph that follows, with the exception of the provision for loan losses, which can vary materially from quarter to quarter depending upon the amount and timing of loan impairments.

The $91,000 or 2 percent increase in annual earnings for the year 2011 compared to the year 2010 was primarily the result of an increase in net interest income and a decrease in total noninterest expense, which more than offset increases in the provision for loan losses, income tax expense and preferred stock dividends and discount accretion. The $2,179,000 or 7 percent increase in net interest income resulted primarily from a larger volume of earning assets, principally commercial loans and investment securities, and a decrease in funding costs. The decrease in funding costs resulted from a lower volume of borrowings, a larger proportion of low cost core deposits to total deposits and lower rates generally paid on all deposit products, which reflected unusually low market interest rates. The $1,037,000 or 4 percent decrease in total noninterest expense resulted primarily from a decrease in net costs and losses attributable to foreclosed real estate and impaired loans. The $1,945,000 or 65 percent increase in the provision for loan losses reflected losses on various commercial loan relationships as previously reported on Forms 8-K and 10-Q filed with the Securities and Exchange Commission. The prolonged weakness in business and economic conditions, the high level of unemployment and the erosion of real estate values continue to adversely affect credit quality for the financial services industry. The $484,000 or 43 percent increase in income tax expense was primarily driven by the 14 percent increase in the level of income before income taxes. The $480,000 or 49 percent increase in preferred stock dividends and discount accretion was primarily attributable to a non-recurring $379,000 transaction to remove unamortized discount caused by the redemption of all outstanding preferred stock issued to the U.S. Department of the Treasury (Treasury) under its Capital Purchase Program. The remaining increase in dividends was caused by an increase in outstanding preferred stock, which reflected the Company’s participation in the Treasury’s Small Business Lending Fund (SBLF) program during August 2011 as previously reported on Form 8-K.

On December 31, 2011, total assets were approximately $1,012,000,000 representing a $55,000,000 or 6 percent increase above December 31, 2010. Compared to one year ago, asset growth occurred primarily in the commercial loan portfolio and, to a lesser degree, the investment securities portfolio. Asset growth was funded primarily by an increase in core deposits and, to a lesser degree, an $8 million addition to capital obtained via the SBLF program. Additional financial information, which is unaudited, is provided in the Financial Highlights section of this Earnings Release.

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President and CEO Larry J. Miller commented, “In this challenging economy we are pleased to report record high earnings for the fourth quarter, an increase in annual earnings and balance sheet growth. Accomplishments during the year 2011 included: expansion of the banking franchise through the addition of our eighteenth financial center in the Westminster area of Carroll County, Maryland; the addition of Tier 1 capital, i.e., preferred stock, through participation in the Treasury’s Small Business Lending Fund program, which we will continue to leverage by making loans to creditworthy businesses and at the same time lower the dividend rate on the preferred stock issued under this program; the redemption of all outstanding preferred stock and related stock warrants issued to the Treasury under its Capital Purchase Program; increasing annual cash dividends from $0.25 per common share to $0.35 per common share—a 40 percent increase; and sustained balance sheet growth whereby the Company exceeded $1 billion in total assets enabling it to benefit from economies of scale. ”

In other news, on January 10, 2012, Codorus Valley’s Board of Directors declared a regular quarterly cash dividend of $0.09 per common share, payable on or before February 14, 2012, to shareholders of record on January 24, 2012. The Board of Directors regularly reviews the dividend policy and can be expected to approve future changes to it as they deem necessary and appropriate.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, a Codorus Valley Company, comprised currently of eighteen financial centers located throughout York County, Pennsylvania and in Hunt Valley, Bel Air and Westminster, Maryland. In addition to a full range of business and consumer banking services, the company also offers mortgage banking, wealth management, and real estate settlement services. Additional information is available on the bank’s website at www.peoplesbanknet.com.

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Announcement. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Announcement, the Company is making forward-looking statements. Note that many factors could affect the future financial results of the corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Announcement. Those factors include, but are not limited to: credit risk, changes in market interest rates, competition, economic downturn or recession, and government regulation and supervision. The Company undertakes no obligation to update or revise any forward-looking statements. Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Earnings Release should be directed to the following:

Larry J. Miller

Vice-Chairman, President, and CEO

Codorus Valley Bancorp, Inc.

717-747-1500

888-846-1970

lmiller@peoplesbanknet.com

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Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
Interest income	$11,503	$11,334	$45,411	$44,027
Interest expense	2,958	3,307	12,359	13,154
Net interest income	8,545	8,027	33,052	30,873
Provision for loan losses	150	1,080	4,935	2,990
Noninterest income	2,070	2,014	7,358	7,574
Noninterest expense	6,792	7,849	27,079	28,116
Income before income taxes	3,673	1,112	8,396	7,341
Provision for income taxes	938	20	1,617	1,133
Net income	2,735	1,092	6,779	6,208
Preferred stock dividends and discount accretion	312	245	1,460	980
Net income available to common shareholders	$2,423	$847	$5,319	$5,228
Basic earnings per common share	$0.58	$0.21	$1.28	$1.28
Diluted earnings per common share	$0.58	$0.21	$1.27	$1.28

Condensed Consolidated Statements of Financial Condition (Unaudited)

(in thousands of dollars)

	December 31, 2011	December 31, 2010
Cash and short term investments	$32,195	$43,269
Investment securities	237,496	226,603
Loans	696,384	645,839
Allowance for loan losses	(8,702)	(7,626)
Net loans	687,682	638,213
Premises and equipment, net	10,861	10,766
Other assets	43,898	38,481
Total assets	$1,012,132	$957,332

Deposits	$854,399	$806,110
Borrowed funds	56,885	68,805
Other liabilities	7,606	5,878
Shareholders’ equity	93,242	76,539
Total liabilities and shareholders' equity	$1,012,132	$957,332

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	Quarterly					Year-to-Date
	2011	2011	2011	2011	2010	December 31,
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2011	2010
Earnings and Per Share Data (in thousands, except per share data)
Net income available to common shareholders	$2,423	$4	$1,626	$1,266	$847	$5,319	$5,228
Basic earnings per common share	$0.58	$0.00	$0.39	$0.31	$0.21	$1.28	$1.28
Diluted earnings per common share	$0.58	$0.00	$0.39	$0.30	$0.21	$1.27	$1.28
Cash dividends paid per common share	$0.09	$0.09	$0.09	$0.08	$0.08	$0.35	$0.25
Book value per common share	$16.24	$15.86	$15.60	$14.81	$14.51	$16.24	$14.51
Tangible book value per common share	$16.19	$15.80	$15.53	$14.75	$14.44	$16.19	$14.44
Average common shares outstanding	4,179	4,167	4,150	4,138	4,115	4,159	4,093
Average diluted common shares outstanding	4,188	4,206	4,208	4,184	4,128	4,185	4,099

Performance Ratios (%)
Return on average assets (4)	1.08	0.26	0.77	0.63	0.46	0.69	0.67
Return on average equity (4)	11.88	3.04	9.31	7.78	5.53	8.04	8.12
Return on average realized equity (1)(4)	12.64	3.24	9.75	8.03	5.85	8.46	8.55
Net interest margin (2)	3.71	3.79	3.76	3.66	3.69	3.73	3.72
Efficiency ratio (3)	62.17	58.13	66.99	70.12	74.41	64.20	69.87
Net overhead ratio (6)(4)	1.92	1.81	2.15	2.20	2.43	2.02	2.24

Asset Quality Ratios (%)
Net loan charge-offs to average loans (4)	0.04	1.93	0.03	0.28	0.03	0.58	0.39
Allowance for loan losses to total loans (5)	1.25	1.26	1.23	1.22	1.19	1.25	1.19
Nonperforming assets to total loans and foreclosed real estate	3.94	3.90	5.11	4.79	4.50	3.94	4.50

Capital Ratios (%)
Average equity to average assets	9.07	8.68	8.32	8.13	8.23	8.56	8.29
Tier 1 leverage capital ratio	9.62	9.63	9.03	8.95	8.81	9.62	8.81
Tier 1 risk-based capital ratio	13.35	13.15	12.18	12.56	12.51	13.35	12.51
Total risk-based capital ratio	14.55	14.35	13.35	13.72	13.64	14.55	13.64

(1) excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities

(2) net interest income (tax-equivalent) as a percentage of average interest earning assets

(3) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)

(4) annualized for the quarterly periods presented

(5) excludes loans held for sale

(6) noninterest expense less noninterest income as a percentage of average assets

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